Exhibit 99.2

FISCAL 2021 FIRST QUARTER CONFERENCE CALL TRANSCRIPT

November 2, 2020 / 05:00 PM EST

On November 2, 2020, Premier, Inc. hosted a conference call to discuss financial results for the fiscal 2021 first quarter, ended September 30, 2020. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

CORPORATE PARTICIPANTS

Angeline C. McCabe Premier, Inc. – VP of IR

Susan D. DeVore Premier, Inc. – CEO and Director

Michael J. Alkire Premier, Inc. – President

Craig S. McKasson Premier, Inc. – CFO, CAO, Senior VP & Treasurer

CONFERENCE CALL PARTICIPANTS

Allen Charles Lutz BofA Merrill Lynch, Research Division—Associate

Donald Houghton Hooker KeyBanc Capital Markets Inc., Research Division – VP and Equity Research Analyst

Eric R. Percher Nephron Research LLC—Research Analyst

Evan Arthur Stover Robert W. Baird & Co. Incorporated, Research Division – Senior Research Associate

Jermaine Rory Brown Crédit Suisse AG, Research Division – Research Analyst

John William Ranson Raymond James & Associates, Inc., Research Division – MD of Equity Research & Director of Healthcare Research

Jonathan Yong Barclays Bank PLC, Research Division – Research Analyst

Lisa Christine Gill JP Morgan Chase & Co, Research Division – Senior Publishing Analyst

Richard Collamer Close Canaccord Genuity Corp., Research Division – MD & Senior Analyst

Ryan Scott Daniels William Blair & Company L.L.C., Research Division – Partner & Healthcare Analyst

Stephanie July Davis SVB Leerink LLC, Research Division – MD & Senior Research Analyst

P R E S E N T A T I O N

Operator

Good afternoon, ladies and gentlemen. Welcome to the Premier, Inc. Fiscal 2021 Conference Call. (Operator Instructions)

I would now like to turn the conference over to your host, Ms. Angie McCabe, Vice President of Investor Relations.

PREMIER, INC.

Fiscal 2021 First Quarter Conference Call Transcript

Angeline C. McCabe - Premier, Inc. - VP of IR

Thank you, Christian. Welcome to Premier’s Fiscal 2021 First Quarter Conference Call. Our speakers this afternoon are Susan DeVore, Premier’s Chief Executive Officer; Mike Alkire, President; and Craig McKasson, our Chief Administrative and Financial Officer.

Before we get started, I want to remind everyone that copies of our earnings release and the supplemental slides accompanying this conference call are available in the Investor Relations section of our website at investors.premierinc.com. Management’s remarks today contain certain forward-looking statements, and actual results could differ materially from those discussed today. These forward-looking statements speak as of today, and we undertake no obligation to update them. Factors that might affect future results are discussed in our filings with the SEC, including our Form 10-Q for the fiscal first quarter, which we expect to file soon. We encourage you to review these detailed safe harbor and risk factor disclosures.

Please also note that financial results presented today reflect continuing operations following the completion of our sale and exit of the specialty pharmacy business on June 7, 2019. Also, where appropriate, we will refer to adjusted or non-GAAP financial measures to evaluate our business.

Reconciliations of non-GAAP financial measures to GAAP financial measures are included in our earnings release, in the appendix of the supplemental slides accompanying this presentation and in our earnings Form 8-K, which we expect to furnish to the SEC soon.

I will now turn the call over to Susan DeVore. Susan?

Susan D. DeVore - Premier, Inc. - CEO & Director

Thanks, Angie. Good afternoon, everyone, and thank you for joining us today. This afternoon, we’ll review our fiscal 2021 first quarter results, share our perspectives on the potential impact of the presidential election on Premier and discuss the reasons we believe we’re well positioned to execute our strategy, provide superior products and services to our members and deliver value to our stockholders.

We’re pleased with our first quarter results, which we believe reflect solid execution and the differentiated value that we deliver to our members. We’re delivering these results in a very challenging environment, and we continue to play a key role in helping our healthcare providers navigate the ongoing COVID-19 pandemic. Compared with the prior year period, we produced 15% growth in consolidated net revenue, 14% growth in our Supply Chain Services segment net revenue and 18% growth in our Performance Services segment net revenue. As we expected and previously communicated when we discussed our restructuring and separate amendment and extension of our member owner GPO agreements, adjusted EBITDA and adjusted earnings per share declined year-over-year. The ongoing impact of the COVID-19 pandemic is also impacting our year-over-year profitability. Craig will provide more details on these topics in his remarks.

We experienced sequential improvement compared with the fiscal 2020 fourth quarter related to the impact of the COVID-19 pandemic on our business, but expect some ongoing pressure given the pandemic’s continuing effect on various parts of the country and our economy. Given current surge patterns and the uncertainty surrounding the approval, distribution and adoption of an effective vaccine, it remains difficult for us to predict by exactly how much and for what duration of time we will continue to be affected. As a result, it’s not possible for us to accurately forecast the full financial impact on our business for the remainder of this fiscal year, and as such, we are not providing fiscal 2021 guidance at this time. We will continue to diligently monitor healthcare utilization patterns, current COVID-19 hotspots and trends, resurgence by geography, vaccine approval, distribution and adoption implications, consumer behavior and the continuing phased reopening, or as the case may be, renewed closures of businesses and other organizations in various states.

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Fiscal 2021 First Quarter Conference Call Transcript

Most importantly, we will also continue to take a leadership role, helping our members navigate this challenging environment, assisting them in monitoring and preparing for current and future COVID-19 resurgence and helping create a more resilient healthcare supply chain in the future. As we’ve communicated over the past several months, the pandemic’s impact on our healthcare provider members has further validated and reinforced our belief in our technology-enabled, end-to-end supply chain and enterprise analytics and performance improvement strategies. Moreover, we believe Premier is well-positioned, irrespective of the outcome of the election. Regardless of politics, many of the underlying problems of cost, quality and safety will remain across healthcare. In some respects, these problems have intensified as a result of the financial impact of the COVID-19 pandemic on healthcare providers. And both parties will need to contend with the challenges facing the Medicare trust fund and state budget pressures resulting primarily from increasing healthcare spending and relief subsidies. Employers will also continue to seek solutions for healthcare spending, which is growing faster than the cost of other employer-paid benefits. This will fuel the movement to risk-based payment models for providers and a focus on the efficient delivery of patient-centric services.

Finally, both parties are equally focused on preventing a repeat of the recent supply chain challenges that resulted from an overdependence on critical products coming from a few countries. Healthcare providers have learned from the pandemic that we need diversified sources for critical products, including expansion of domestic manufacturing capabilities, an area in which we have been at the forefront, pursuing a robust strategy in partnership with our member health systems. We expect this issue will be prioritized by the next Congress and administration no matter the outcome of tomorrow’s election, which we believe will benefit the investments that we’ve made.

So we’re off to a solid start in fiscal 2021 and focused on executing our strategy to achieve our near- and longer-term goals. As we’ve said previously, beginning in fiscal 2022, and subject to the COVID-19 pandemic, we expect to target a multiyear compound annual growth rate in the mid- to high single digits. We believe the work we’ve been doing and will continue to do positions us well for the long term.

Now I’ll turn the call over to Mike Alkire, our President.

Michael J. Alkire - Premier, Inc. - President

Thank you, Susan. This afternoon, I’m going to focus on the progress we are making in executing our technology-enabled, end-to-end supply chain and enterprise analytics and performance improvement strategies as we further position Premier for long-term sustainable growth.

In our Supply Chain Services segment, we currently capture approximately $67 billion of our existing member spend. Our longer-term goal is to continue to expand the portion of member spend we capture, solidifying our position as a leading provider of healthcare supply chain technology and services that will enable us to manage, alongside our member health systems, total supply chain outcomes.

We are making progress by executing in the following areas. First, we are expanding our portfolio and deepening member engagement by expanding our GPO portfolio coverage into categories, particularly in areas including purchased services and clinical and physician preference products, continuing to expand our high compliance purchasing programs and co-investing with our members in additional onshore and

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Fiscal 2021 First Quarter Conference Call Transcript

nearshore manufacturing to create more resiliency in the healthcare supply chain. Our co-investment in Prestige Ameritech is one example of how we are creating more resiliency in the healthcare supply chain, and I’m pleased to share that it is making good progress. Prestige is now fully ramped up with our committed members, and they have been supplying 100% of our participating members’ committed spend for the last several months. We are also actively pursuing other opportunities to co-invest in additional critical product categories to advance this goal, which we believe exemplifies as well as strengthens the deep and long-term relationships we maintain with our member healthcare providers.

Second, we continue to focus on technology enabling all aspects of the healthcare supply chain through our e-commerce front-end platform, Stockd, and our planned technology expansion into e-invoicing and payables to provide an automated, seamless and paperless procurement, invoice and payment experience. In addition, we are developing and enhancing artificial intelligence-enabled clinical analytics that will be integrated in the clinical workflow to help providers conduct value analysis and determine the effectiveness of products and therapies and appropriate resource utilization. And third, co-owning or co-managing member supply chain outcomes to drive further efficiencies and savings.

Turning to our Performance Services segment. We believe there is a real need and opportunity for AI-driven technology, data and insights with wraparound implementation services to improve quality and reduce total costs. In addition, we continue to help healthcare providers transition to risk-based payment models. We are also expanding our capabilities to more fully address and coordinate care improvement and standardization in the employer, payor and life sciences markets. Specifically, we are focused on advancing this business in the following ways. First, improving healthcare provider member performance utilization, our integrated clinical, operational and financial analytics, workflow technology and technology-enabled advisory services, all of which work together to improve quality, reduce cost in the healthcare system and advance transitions to new payment models. Our recently announced two-year partnership with the U.S. Department of Health and Human Services Office of Women’s Health demonstrates the differentiated technology, data analytics capabilities and wraparound advisory services we provide. Congress is focusing on the growing national maternal health crisis as women in the U.S. are dying or experiencing lifelong complications as a result of their pregnancy at an increasing rate.

Importantly, studies find that the vast majority of these deaths and harm are preventable. In response, the Office of Women’s Health provided a sole source contract to Premier because of our unique and proven data, measurement, analytics and performance improvement capabilities. The goal of this initiative is to conduct data analysis to understand the key drivers of health and equities, implement and analyze performance improvement measures that impact outcomes and scale identified solutions to at least 200 hospitals across the nation that are treating the most vulnerable populations. We look forward to partnering with HHS to provide a science-based approach that is driven by reliable, timely data. We are excited and honored to bring the expertise, capabilities and solutions necessary to help make America the safest place in the world to have a baby.

Second, we are further expanding the use cases of our data and technology platform, along with our machine learning and natural language processing capabilities, to better connect providers and life sciences companies with data-backed research leading to real-world evidence and advancements in patient discovery for clinical trials. For example, we are working to utilize electronic health records, or EHRs, to create a drug trial network, leveraging our existing research collaboratives with life science companies.

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Fiscal 2021 First Quarter Conference Call Transcript

Third, we are further expanding Contigo Health, our direct-to-employer platform through expansion of the Centers of Excellence programs to include additional providers, prior authorization capabilities, as well as high-value network growth and wraparound network expansion. With these initiatives and strategies underway, we believe we are well positioned to make further progress in advancing our strategy to achieve our longer-term goals.

I will now turn the call over to Craig McKasson, our Chief Administrative and Financial Officer.

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Thanks, Mike. I’ll begin today with a brief discussion of our fiscal 2021 first quarter results and close with some general thoughts related to our outlook for the remainder of this year and how COVID-19 may continue to impact our businesses in the near term.

For the first quarter of 2021, consolidated net revenue of $346.9 million increased 15% from a year ago. Supply Chain Services segment revenue of $253.7 million increased 14% compared with the prior year quarter. And Performance Services segment revenue of $93.2 million increased 18% compared with the prior year quarter.

In Supply Chain Services, net administrative fees revenue decreased compared with prior year, primarily due to three factors. First, our amended and extended GPO agreements, which were effective July 1, 2020. As we expected, the implementation of these agreements reduced net administrative fees revenue by approximately $25 million in the first quarter compared with the year ago first quarter. Second, an estimated decline of approximately $13 million related to a decrease in member purchasing volume in certain categories as a result of the COVID-19 pandemic, which continued to negatively impact overall healthcare utilization, including elective procedures, and a slowdown in spending in non-healthcare related areas. And third, a $5 million negative impact resulting from the GAAP-required noncash amortization of prepaid contract administrative fees as a result of our prior year acquisition of Acurity and Nexera.

Products revenue increased 140% from the 2020 fiscal first quarter, driven by $59 million in incremental revenue related to our ongoing efforts to secure PPE and other critically needed high demand supplies for our members as a result of the COVID-19 pandemic. In the Performance Services segment, revenue growth was primarily driven by new technology agreements, including approximately $14 million from SaaS-based and license agreements and approximately $5 million in incremental revenue from our fiscal fourth quarter 2020 acquisition of Health Design Plus.

With respect to profitability, net income was $180.7 million for the quarter compared with $70.9 million last year. The significant increase in net income is a result of the ability to record a deferred tax benefit in the amount of $134 million, which is comprised of a benefit of $118 million attributable to the restructure, as previously disclosed, and an additional $16 million as a result of a release of valuation allowance on deferred tax assets attributable to utilization of net operating losses. After a GAAP-required noncash negative adjustment of $26.7 million to reflect the increase in the redemption value of former limited partners’ Class B common unit ownership, net income attributable to stockholders was $1.42 per share. The adjustment in the first quarter is for the period from July 1, 2020 through July 31, 2020, as a result of the Board of Directors being comprised of a majority of independent directors on July 31. As a result, Premier will no longer be required to make this adjustment in the future.

PREMIER, INC.

Fiscal 2021 First Quarter Conference Call Transcript

Consolidated adjusted EBITDA of $110.7 million in the first quarter decreased 21% from a year ago. We expected this quarter-over-quarter decline as a result of the impacts of the amended GPO agreements, the COVID-19 pandemic and the Acurity and Nexera acquisition on net administrative fees revenue. Supply Chain Services adjusted EBITDA of $102.6 million decreased 32% quarter-over-quarter, primarily driven by the decline in net administrative fees revenue. And Performance Services segment adjusted EBITDA of $37.1 million increased 82% from the prior year quarter, primarily due to revenue growth as well as a decline in SG&A expenses, primarily related to decreased travel and meeting expenses as a result of the COVID-19 pandemic.

Adjusted net income of $70.2 million decreased 18% from a year ago and adjusted earnings per share decreased 16% to $0.57. Our effective tax rate of 24%, which we now expect for the remainder of fiscal 2021, was slightly lower than initially anticipated as a result of the release of a valuation allowance on deferred tax assets associated with current year utilization of historical net operating losses.

From a liquidity and balance sheet perspective, cash flow from operations for the first quarter was $30.8 million compared with $96.1 million for the prior year. The decrease was primarily driven by lower net administrative fees revenue as well as an increase in working capital that was primarily the result of approximately $66 million in inventory purchases for aggregated purchasing of PPE to help our members manage through the pandemic. Free cash flow for the first quarter was negative $28.4 million compared with $43.5 million for the same period a year ago. Historically, free cash flow is lowest in the first quarter given that our fiscal year ends in June and payment of certain expenses, including annual incentives, occur in the first quarter. The decrease in free cash flow was primarily driven by the same factors that affected cash flow from operations, including the impact of the GPO amendments and the COVID-19 pandemic on net administrative fee revenue and the timing of funding of PPE inventory, as well as from tax receivable agreement payments made to the former limited partners of Premier LP.

On October 22, 2020, Premier’s Board of Directors declared a quarterly cash dividend of $0.19 per share, payable on December 15, 2020, to stockholders of record as of December 1, 2020. Cash and cash equivalents totaled $120.4 million at September 30, 2020, compared with $99.3 million at June 30, 2020. Our five-year $1 billion revolving credit facility had an outstanding balance of $150 million as of September 30, 2020, and we have subsequently repaid $50 million of that balance in October.

As Susan discussed earlier, given the uncertainty related to the COVID-19 pandemic, we are currently unable to accurately estimate the impact of the pandemic on our performance for the remainder of fiscal 2021. Therefore, we are not providing fiscal 2021 annual guidance at this time. We will continue to assess our ability to do so as we move forward throughout the year. However, I would like to provide some directional commentary on how we currently expect our business to progress in the short term. Broadly, we expect that, one, while the negative impact of the COVID-19 pandemic lessened compared to the fourth quarter of fiscal 2020, we continue to expect that our GPO net administrative fees revenue, which generates significant EBITDA, will continue to be pressured by lower overall healthcare utilization, the potential deferral of certain elective procedures and the continued slowdown in purchasing in non-healthcare related areas as a result of the ongoing COVID-19 pandemic.

Second, our direct sourcing products revenue, which generates lower margins than our GPO as a result of taking title to the product, will continue to benefit from our ongoing efforts to secure critically needed PPE and other supplies in high demand for our members. Based on our current visibility, we expect a meaningful sequential increase of approximately $40 million in our direct sourcing business revenue in the second quarter of fiscal 2021, after which it could likely, depending on the pandemic, step back down in the third and fourth quarters of this fiscal year.

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Fiscal 2021 First Quarter Conference Call Transcript

Three, while we generally expect our Performance Services, technology and consulting businesses may experience some delayed decision-making related to new engagements and potential delays in timing of completion for existing engagements as a result of the pandemic, we experienced sequential improvement during the first quarter and have a more optimistic view regarding revenue growth for Performance Services in fiscal 2021 than we did a quarter ago.

Fourth, with respect to profitability, as a result of increasing product costs and the low margin in direct sourcing, we do not expect significant incremental benefit to our full-year fiscal 2021 adjusted EBITDA and adjusted earnings per share performance as a result of the significant incremental revenue performance in direct sourcing.

As always, we will continue to take a balanced approach between diligently managing expenses in the current environment while also ensuring that we have the appropriate resources in place to position the company for future growth in a post-COVID environment.

Finally, as Susan highlighted, our longer-term growth targets, subject to the impact of the ongoing COVID-19 pandemic, are to deliver a multiyear compound annual growth rate in the mid- to high single digits for consolidated net revenue, adjusted EBITDA and adjusted earnings per share beginning in fiscal 2022.

Thank you for your time today. Now let me turn the call back over to Susan.

Susan D. DeVore - Premier, Inc. - CEO & Director

Thanks, Craig. We appreciate everyone’s participation in our call today. And because we are all in different locations, please address your questions to either Mike, Craig or me, and we will address them accordingly. Operator, you may open the call for questions.

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) Your first question is from Eric Percher from Nephron Research.

Eric R. Percher - Nephron Research LLC - Research Analyst

A question for Craig. I think your directional commentary glanced off cash flow but didn’t address it directly. Let me maybe ask, as you look toward potentially another $40 million elevated in Q2, is your expectation that most of this working capital element reverses by the year-end? And as we look to full year cash flow, should we be thinking more about fiscal year ‘19 as the comparable versus some of the onetime items last year?

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Sure, Eric. That’s a great question. Would expect, subject to the pandemic, as I indicated in my directional commentary, that if we see a step back down in the back half of the year as some of that stockpiling and excess demand normalizes, that, yes, we would see free cash flow stabilize and improve in the back half of the year. Relative to your commentary of should we look to fiscal ‘19, the only thing that I would remind you is, as a result of the amended and extended GPO agreements, we do expect free cash flow as a conversion of adjusted EBITDA to be at a lower percentage, more likely in the 40% range on a go-forward basis as opposed to where it would have been in fiscal ‘19 prior to the restructuring and the amended and extended GPO agreements that we put in place.

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Fiscal 2021 First Quarter Conference Call Transcript

Eric R. Percher - Nephron Research LLC - Research Analyst

And I guess the other part of that, last year, there was some PP&E element as well as the acquisition-related rebates?

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

In fiscal ‘20, that’s correct. We had about $50 million of incremental purchasing of PPE in the fourth quarter of fiscal ‘20. And then that was about $59 million here in the first quarter. I indicated we’re expecting another incremental $40 million on top of that in the second quarter. And then again, subject to how the winter months turn out here from a pandemic’s perspective will dictate whether that we continue to see elevated levels or see that return back down to a more normalized historical type levels over time.

Operator

The next question is from Lisa Gill from JPMorgan.

Lisa Christine Gill - JPMorgan Chase & Co, Research Division - Senior Publishing Analyst

Mike, you mentioned the women’s health initiative with HHS. Is there a way that you can size that for us? And was that meaningful to the growth in the quarter for Performance Services?

Michael J. Alkire - Premier, Inc. - President

Yes. So let me just talk very broadly, and then I’ll let Craig answer the financial question. So it’s a contract that we just won, so we’re not obviously seeing any of the revenue. And the reason it’s so important to us is obviously, it provides an opportunity for us to bring all of our capabilities from a data technology and services standpoint to HHS to really help them get after improving women’s health. And with that, Craig, you can answer the financial question.

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Sure. Thanks, Lisa. So the contract itself is approximately an $8 million government contract over a two-year period. So meaningful, but while not overly significant, I think it is incredibly important to highlight the social impact that Premier can have with our data and analytics on pressing needs that are affecting the healthcare population across the country as well.

Lisa Christine Gill - JPMorgan Chase & Co, Research Division - Senior Publishing Analyst

So if we think about Performance Services and the strong performance in the quarter, obviously, this contract didn’t contribute to that. Can you maybe just talk about – is there a specific area? I know in Mike’s comments, he also talked about risk-bearing entities. Is there anything that you would call out?

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Fiscal 2021 First Quarter Conference Call Transcript

And I know you’re not giving guidance going forward, but are these things that you anticipate that we’ll see as we move through the next several quarters on the Performance Services side? I know it’s much more difficult to call things, especially on the supply chain side, but I’m just curious around what you’re seeing around trends on the Performance Services.

Michael J. Alkire - Premier, Inc. - President

So three things, I think, drove first quarter growth. First of all, we had several enterprise data analytics license deals. So obviously, that had a strong financial impact. We had strong growth across our SaaS technology business, including clinical decision support technology. So that’s that Stanson wraparound with our quality and safety systems. So that had some really nice growth. And then we had incremental revenue contributions from our Health Design Plus acquisition, Lisa.

Operator

The next question is from Donald Hooker from KeyBanc.

Donald Houghton Hooker - KeyBanc Capital Markets Inc., Research Division - VP and Equity Research Analyst

Yes. In the GPO business, you called out sort of non-healthcare areas as a percent of the spend that you have there. Can you remind me what that spend is?

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Sure. This is Craig. Don, I’ll be happy to handle that.

Donald Houghton Hooker - KeyBanc Capital Markets Inc., Research Division - VP and Equity Research Analyst

So what percentile spend is? (inaudible)

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. So I think -- yes, understand. So our non-healthcare component of our repurchasing organization is about 5% of our total GPO. What that’s primarily comprised of is things such as colleges and universities, K-12 schools and other types of organizations like that, hospitality chains, things of that nature, where we actually take the portfolio that we have available to our healthcare providers that makes sense also in those non-healthcare type environments. So what we did see was, with the shutdown in the economy last quarter, a substantial, to the tune of almost 70%, decline in that business. And while that’s come back maybe a little bit, that continues to be very, very below historical levels given that the economy has not fully opened up in a lot of those areas, and you continue to have schools and colleges and universities in a virtual environment and things of that nature.

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Fiscal 2021 First Quarter Conference Call Transcript

Donald Houghton Hooker - KeyBanc Capital Markets Inc., Research Division - VP and Equity Research Analyst

Okay. That’s helpful. And then maybe a follow-up to you, Craig or Susan or whoever. You guys seem more optimistic on the Performance Services space. I know you had some good data out, I think a month ago, around your population health management collaborative. It seemed like you were working with a number of ACOs, and they were getting some good results as they seem to do every year with you guys. As those programs start heating up again, is that a driver for you guys in that particular area? I just wanted to kind of maybe hear about that effort, that collaborative, and maybe a little bit more detail on the optimism for that segment.

Susan D. DeVore - Premier, Inc. - CEO & Director

Yes. Thanks, Don. So we have had great success with our ACO and bundled payment collaboratives, and those member health systems have performed better than the national averages in both. And so what I would say is it’s a consistent level of participation in those programs. Depending on whether the speed of the movement towards value-based programs picks back up after an election, that’s not really been factored in at this point. Most of our growth, as Mike and Craig said, in Performance Services has really been driven by the technology side of the house. As you will recall, we did do some pivots to employer, direct-to-employer provider relationships through Contigo Health and also in applied sciences, and we’re seeing good growth in applied sciences as well. And so I would say population health continues to be a good business for us, but more of a steady business and not really where the growth came from in the first quarter.

Operator

The next question is from Jailendra Singh from Crédit Suisse.

Jermaine Rory Brown - Crédit Suisse AG, Research Division - Research Analyst

This is actually Jermaine Brown filling in for Jailendra. So Susan, maybe this is for you. Strong results within the products business. I’m just trying to better understand the sustainability of that and the run rate going forward. So if you can, can you provide some color on maybe the hospitalization rates that you’ve seen, the general state of the supply chain, particularly given the potential resurgence in cases as we head into the winter season?

Susan D. DeVore - Premier, Inc. - CEO & Director

Yes. I can tell you what we know from our -- working with our members and what we see in some of the data. And then Craig and Mike can give you some additional commentary potentially on the impact to direct sourcing. The inpatient volumes generally, and it varies by geography, but generally, they’re back to the sort of 90% plus range on an inpatient basis. That’s been more gradual, but they’re about at the 90%, 95% range. We’re also seeing, for some of our healthcare systems, an increase in severity of the patients that are in the hospital. Outpatient and ER visits are coming back a little bit more slowly. They’re more like in the 80% range. And then the nonacute and non-healthcare side that Craig referred to is slower yet, more like the 50% to 70%, 75% range. Again, it varies by geography.

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Fiscal 2021 First Quarter Conference Call Transcript

And I think our role in this is to get commitment from our members for the supplies that they think they’re going to need, use our direct sourcing vehicle to help them make sure they have the supplies that they need, and at the same time, have all the stuff they need as they come back in terms of their inpatient and outpatient volumes. I think the uncertainty is if we end up having health systems have to slow down or stop elective procedures again or if economies or geographies shut down more significantly, obviously, that’s going to affect our -- both our group purchasing business as well as our direct sourcing business. So Craig, I’ll turn it to you for any financial comments. And Mike, anything you want to add?

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. The only additional color that I would provide, and I think I addressed this in the remarks I’ve already had, but from a products revenue standpoint, which is our direct sourcing business, we have seen dramatic uptick in PPE needs. We’ve talked about that incremental $59 million in the first quarter. We expect that to step up even further with an incremental approximately $40 million above that in the second quarter. The question in terms of further demand beyond that really is dependent upon the pandemic. What we have been seeing is people building up stockpiles of their products and inventory so that they are not in the same situation that they were in back in the spring. But to the extent that things were to go negative, we could see more sustained overperformance in the direct sourcing part of our business. But as I indicated in my remarks, based on current visibility, we would anticipate that it would be likely to step back down in Q3 and Q4.

Michael J. Alkire - Premier, Inc. - President

Craig, just a couple of additional facts. So I think you all know we regularly survey our members around where they think they have some potential exposure as it relates to PPE, and we just did this survey last week. Of those that responded, 40% shared that they had a shortage of gloves, 28% said they had shortages in the N95 areas, 12% said testing swabs and 10% said gowns. So what that means to us is we’re going to be looking at creative ways to do either forward buys or create other mechanisms to ensure that our healthcare systems have the appropriate PPE to care for their patients.

Jermaine Rory Brown - Crédit Suisse AG, Research Division - Research Analyst

Got it. And then one more. Within your Performance Services business, very strong margins. How sustainable is that? And if not, what are the offsets for the remainder of the year, assuming that travel expenses and expenses associated with meeting in person do not materialize?

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Sure. This is Craig. I’ll be happy to address that. So what we’ve generally talked about in our Performance Services segment is that we generate adjusted EBITDA margins in the mid-30% range typically. It was a little bit lower than that in fiscal ‘20, but we would expect that we will be back in fiscal ‘21 to sort of that mid-30s range. To your point, it was slightly higher in the first quarter. And part of that was attributable to the strong technology services component of our growth that contributed to the revenue growth in the first quarter. That’s obviously going to be at a bit higher margin because it doesn’t have the labor-dependent nature that the advisory services piece has, but we do anticipate seeing improved performance and growth in advisory services through the balance of the fiscal year as well. So I would anticipate that mid-30% adjusted EBITDA margin that we’ve traditionally generated in that business over the full year.

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Fiscal 2021 First Quarter Conference Call Transcript

Operator

The next question is from Jonathan Yong from Barclays.

Jonathan Yong - Barclays Bank PLC, Research Division - Research Analyst

Just turning back to the product side again. I’m just curious, on your comment about members maybe stockpiling, I guess, one, is that the case that they are stockpiling and just holding inventory? And two, how many weeks of inventory do they have at this juncture versus where they were, call it, in the second quarter?

Michael J. Alkire - Premier, Inc. - President

Susan, I can take a first crack at this. So it depends on the health system. So, many of our health systems have guidance of trying to get 90 days of inventory, depending on what the PPE category is. So they’re thinking, those are their kind of sort of stockpiles that they need to attain. I was literally on with the Executive Vice President and Chief Operating Officer of a very large system in Florida today. They want to try to get to 120 days stockpile. He thinks it’s going to take him six to nine months to get to that level of stockpile. So I think all of that underpins sort of Craig and Susan’s comments around how we think about the revenue growth associated with products in the next couple of quarters.

Susan D. DeVore - Premier, Inc. - CEO & Director

Yes. And the only thing I would add is, I think, generally, our health systems think that this could continue for several more months as we try to get a vaccine out and get everybody vaccinated. And different states have different requirements on the healthcare systems to build stockpiles, so they’re complying with their state requirements. They’re also anticipating another six months or more of this and want to make sure they have the supplies that they need.

Jonathan Yong - Barclays Bank PLC, Research Division - Research Analyst

Okay. Great. And just going back to some of the comments on the shortage on the gloves side. We heard another peer of yours today also mention that gloves are now kind of in shortage. I guess it seems like that you’re seeing that issue as well. Has this been a bit more prominent more recently? And how long do you kind of see this persisting?

Michael J. Alkire - Premier, Inc. - President

Yes. So the glove market itself has been slowly building over the last number of months in terms of demand. So it’s – for the most part, if you think about other countries that historically had not been high utilizer of gloves, they’re now in the market to be buying product. We know that in the nonacute settings, even domestically here, there’s a lot more glove utilization than there was prior to the pandemic. So the way we describe it is that this demand has been building over time, and we’ve obviously been part of it and we’ve seen it. And then we know what’s happening from the supply side. There are a certain number of factories that produce those gloves. There are additional factories that are coming online over the course of the next couple of quarters. But obviously, we think in the short and midterm, there’s going to be a lot of price pressure, given that demand is exceeding supply.

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Fiscal 2021 First Quarter Conference Call Transcript

Operator

The next question is from Ryan Daniels from William Blair.

Ryan Scott Daniels - William Blair & Company L.L.C., Research Division - Partner & Healthcare Analyst

Mike, I have one for you. In discussing some of the strategic growth drivers in the Supply Chain business, you mentioned co-owning or co-managing supply chain outcomes to drive further savings. Can you go in a little bit more detail about what that actually means for the organization to co-own or co-manage those supply chains? And if there’s any risk or performance-based fees that are included with that?

Michael J. Alkire - Premier, Inc. - President

Thank you. I appreciate the question. So a couple of things. What it means to us is that we’re bringing all our technology, our services and our group purchasing function to that account and really owning the supply chain outcome. And so what that means is, obviously, we’ve been really working on building out the e-commerce platform or the upfront ordering platform to help our healthcare systems extend pricing into the nonacute settings to extend our catalogs in the nonacute setting. So building out that technology. We then -- obviously, we acquired MedPricer last year, and that was really a focus on getting after purchased services. So creating benchmarks and GPO contracts in the purchased services arena. And then obviously, we’re bringing additional technology and analytics to get after physician and clinical preference items. So the whole goal really is how we’re bringing our technology and our capabilities to get after all the spend.

I spoke a little bit about e-invoicing and payables. We believe we’ve got a pretty neat solution on invoicing that we’re just beginning to sort of roll out. And that really brings all the invoicing into one centralized area across these very, very complex, large IDNs, and it’s really an efficiency play to help them more efficiently manage all invoices. It’s also an opportunity to manage cash more effectively given that they obviously have the invoicing and payables in one centralized function. So it’s the services, it’s the technology and it’s wrapped around capability to reaffirm that outcome. In some cases, we will go at risk with -- create some performance risk deals with some of our healthcare systems to ensure that we’re obviously driving the most amount of results possible.

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. And Mike, this is Craig. The only thing I would add to that, Ryan, is I think, generally, where we’ve steered, it’s always subject to change, but it’s more of a performance-based type engagement where it’s we’re sharing in the savings as opposed to pure risk of guaranteeing a certain outcome and then we’re at risk for anything above or below that, but that could change over time. But I think the intention is much more around sharing in the savings that are achieved as opposed to being truly at risk.

Michael J. Alkire - Premier, Inc. - President

Thank you, Craig.

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Fiscal 2021 First Quarter Conference Call Transcript

Ryan Scott Daniels - William Blair & Company L.L.C., Research Division - Partner & Healthcare Analyst

Makes sense. And then one follow-up just on Contigo Health. Can you talk a little bit more about the pipeline for that employer interest in the Centers of Excellence and any other data points there around wrapping in more providers or more capabilities to the high-value network that you’re really pushing out there? It seems like an interesting time for employers to be looking at something like this to engage their workforces.

Michael J. Alkire - Premier, Inc. - President

Yes. So solid pipeline of additional employers that we’re in conversations with. Initially, the focus is really to expand those Centers of Excellence. So working with those employers and building out Centers of Excellence capabilities to support those employee bases. The team is in conversations, though, as well with various healthcare delivery systems in terms of building out the high-value network and the requirements of participating in that from a clinical quality standpoint and the like. So strong pipeline and more to come as the strategy continues to evolve.

Susan D. DeVore - Premier, Inc. - CEO & Director

And Mike, just want to add. Ryan, we actually think the work we’re doing in the maternal initiative is also a blueprint for care delivery in the employer setting for those employees and best practices and managing complications and high cost because with complications and morbidity comes 20% higher cost. So we actually think we can leverage the data technology insights and learnings through Contigo from all of our maternal activities.

Michael J. Alkire - Premier, Inc. - President

And Susan, if I could add more thing. Ryan, one other attribute of Contigo that we’re continuing to evolve is all around prior authorization. So at the point of care, ensuring that the employers are approving the procedures and the therapies that employees are obviously going to need. And so our clinical data, a lot of our capabilities from the quality and our clinical analytics capabilities really are sort of, again, that underpinning, if you will, of prior authorization, and that seems to be getting a lot of interest on behalf of the employers.

Operator

The next question is from John Ransom from Raymond James.

John Wilson Ransom - Raymond James & Associates, Inc., Research Division - MD of Equity Research & Director of Healthcare Research

I just wanted to ask a question about the long-term guidance. Just given the pace of spend in your core business, could you help us bridge the gap between that and your revenue, EBITDA and EPS targets?

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Fiscal 2021 First Quarter Conference Call Transcript

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Sure. This is Craig. I’ll be happy to talk about our plan to achieve the mid- to high single-digit growth longer term beginning in 2022. So on the supply chain side of our business, it’s comprised of our GPO, as you’re aware. Clearly during the pandemic and with the reset of the amended and extended agreements, we’re not achieving our normal low to mid-single-digit growth in fiscal 2021. But beginning in fiscal 2022, we do anticipate, if the pandemic has subsided, that we will be back to that low to mid-single-digit growth. The way that we anticipate achieving that is continuing to expand our GPO portfolio further into new categories. We’ve talked about, and Mike mentioned, the $67 billion of spend we’re capturing today. And we think there is substantially more spend across other categories of spend that are not currently being captured through our GPO. And so we plan to do that through a lot of the technology enhancements that Mike talked about. Further participation and adoption and usage of our high compliance purchasing programs, which have been growing. But with the cost pressures that healthcare systems will face, we think there’s more opportunity there. The co-investing that we’re doing in onshore and nearshore manufacturing and being able to pull that through GPO agreements and through our business will help drive business growth there as well.

And then as Mike talked about, our - with some of our healthcare providers, the ability to co-own and co-manage and actually have an individual or team that is in there managing the supply chain allows us also to identify and then capture more supply chain spend through the GPO. And then we’ll have our direct sourcing business as well, which we expect, once we get beyond this outsized demand we’re experiencing during the pandemic, would return back down to sort of the low single-digit 10% type growth that it was experiencing prior to this time period. And that will come through further penetration and adoption across membership and selectively expanding the portfolio into appropriate categories where it makes sense. So that’s how we’ll get to the mid- to high single-digit on the supply chain side.

On the Performance Services side, mid- to high single-digit growth is anticipated through continuing to leverage our integrated clinical operation and financial analytics. The clinical decision support expansion into the electronic health record and workflow to provide opportunities is really growing significantly, and we think that that’s going to continue to be a big growth platform. And then we’ve talked quite a bit about our ability to extend in those sweet spots that are addressing provider needs. But also in partnership with life sciences and employers and payers through prior authorization, our high value network, our direct-to-employer network that Mike just talked about, those areas all provide growth trajectory that will get us to the mid- to high single digits in that part. And when we achieve that type of revenue growth in those businesses with the margin profiles that we have, that will yield the mid- to high single-digit performance in adjusted EBITDA and adjusted earnings per share.

John Wilson Ransom - Raymond James & Associates, Inc., Research Division - MD of Equity Research & Director of Healthcare Research

Great. And just a couple of follow-ups. On the sourcing side, if we look out two or three years, will there be any significant movement in onshoring some of the supplies that were perhaps made overseas? Or is that just — is that really just not going to happen for a variety of reasons? And then the second question, just going back to your long-term guide. Why isn’t there some operating leverage as in the EPS and operating income grow faster than the top line? I mean it seems like they’re all kind of projecting to grow at the same rate, but you would think in your business, there might be some increasing levels of growth as you kind of move down the income statement.

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Fiscal 2021 First Quarter Conference Call Transcript

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes, Mike, let me just hit the operating leverage comment real quick, and then I’ll turn it over to you in terms of domestic manufacturing. So John, I think that the big driver is the low to mid-single-digit growth of the GPO, which is most significantly the highest EBITDA margin business. And so it does make it when you look at the overall mix of the business more challenging to get to operating leverage. We obviously will have from an EPS standpoint, the potential, we’ll see in the future, of other shareholder return vehicles, albeit share repurchases or otherwise, that could get us a higher growth rate there. But when you look at the overall mix of the business, we anticipate that we’ll continue, as I mentioned earlier, to have EBITDA margins in the Performance Services segment in that mid-30% range. We will continue to have advisory wraparound implementation services to augment and leverage the technology. And so the combination of the higher margins where we could get some leverage in technology will be offset somewhat by all of the implementation services that drive the value and ensure the high retention and renewal rates that we get there. And then there’s not a lot of additional operating leverage given the nature of a GPO model, and so that’s why they’re comparable for the most part.

Michael J. Alkire - Premier, Inc. - President

Yes. And then just from – I’ll just be brief. But from a domestic standpoint, I do believe longer term, those manufacturing products – those products that are highly automated to manufacture, I guess, is a better way to say that, we do believe there’s a high probability that they would be produced either domestically or nearshore. Obviously, you’re well aware, we made the investment in an N95 and other face mask producer here in Texas. We’ve got a couple of other projects that are focused on additional PPE. We also believe that our country is incredibly exposed as it comes to – as it relates to generic drugs and the active pharmaceutical ingredients and the raw materials that go into the active pharmaceutical ingredients as well as the excipients that go into the finished goods. So given that most of those are highly automated processes, we believe the U.S. can potentially compete long term. And it’s just a matter of are we going to have to get the right level of capital investment and right levels of partnerships to actually make those decisions and bring that production back onshore.

Susan D. DeVore - Premier, Inc. - CEO & Director

Yes. And the only thing I would add, Mike, that our intention is to make minority investments alongside of our member health systems to have our member health systems invest and bring commitment levels with it so that we’re advance buying what we know they have committed to purchase. So it’s not a terribly capital-intensive strategy for Premier, but it makes it a highly retentive relationship, and it also helps us lessen the dependence on foreign countries for a lot of this PPE.

Operator

The next question is from Evan Stover from Baird.

Evan Arthur Stover - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Associate

This one is for Craig. Product direct sourcing gross margins, you’ve talked on it throughout the call, but they were less than 2% this quarter, and I believe, historically, that gross margin had been running in the high single digits. Can you talk a little bit about some of the challenges on sourcing right now, what

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Fiscal 2021 First Quarter Conference Call Transcript

you’re seeing? Because I believe the comment from last quarter was, after some early pandemic challenges and incremental cost to get product over, we had kind of maybe figured out the spread a little bit there. And I know you had said the revenue there is not really going to drop through for the rest of the year, but maybe help us figure out where between the 1Q margin and your historical margin you guys might trend in the coming quarters?

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. Evan, it’s a great question. So I think the main reason you saw some of that deterioration, why we did see some stabilization in other components of PPE, such as masks, et cetera. Where we did see some compression was in the glove market, as Mike talked about, the ramping demand in gloves, we did see product costs go up significantly for gloves. We actually did implement a price increase, along with a lot of other manufacturers in the first quarter, but it wasn’t effective at the beginning of the first quarter. So that really did put some pressure on gross margins. We would anticipate and expect that we’ll — that margins should improve as we go into the remainder of the fiscal year now that that price increase is to ensure that we’re covering our costs more appropriately and getting an appropriate margin without any price gouging, which we are not doing, is in place for our direct sourcing business. Mike, I don’t know if there’s any other color you would add.

Michael J. Alkire - Premier, Inc. - President

No, you hit it. Thank you, Craig.

Evan Arthur Stover - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Associate

Okay. And my second question, and I hope this isn’t a dumb one. But the product – sorry, the Performance Services business, obviously, I think, by my model, the best organic growth in maybe three years there, even if I take out HDP. But the commentary was mostly around tech upside. And I was always under the impression that a lot of – there was a lot less variability in tech, and we were primarily thinking about SaaS-based components on Premier Connect. But is there some more one-time type licensing revenue coming through there that maybe is a – maybe the pattern is a little bit different in that business than I’m historically used to?

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Evan, we have seen, and we’ve talked about this over the past, probably, I don’t know, 12 or 18 months, with our enterprise data analytics, so when some of our members are actually engaging for all of our solutions, they are now purchasing licenses to get access to that, and that is different revenue recognition than our historical kind of individual SaaS-based products. And so we continue to have both. We saw growth in both in the first quarter, but we did have, as I mentioned, some license agreements where there is accelerated revenue recognition under the license approach. And that’s — we’ve been talking about for the past few quarters. And so there’s a little more lumpiness than true kind of standard SaaS-based annuity revenue recognition when we do sell those enterprise data analytics licenses.

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Fiscal 2021 First Quarter Conference Call Transcript

Michael J. Alkire - Premier, Inc. - President

But Craig, I do want to highlight those enterprise data analytics licenses, the nice part about them from an operational standpoint is we’re into all facets of the healthcare systems analytics. And so we like these enterprise-wide capabilities because it really does sort of show off the capabilities of Premier to integrate all of these disparate data sets and leverage our Stanson capabilities to write those keen insights into the workflow. So we do like these enterprise-wide deals as it creates quite a bit of stickiness for us long term.

Operator

The next question is from Stephanie Davis from SVB Leerink.

Stephanie July Davis - SVB Leerink LLC, Research Division - MD & Senior Research Analyst

Congrats on the quarter. Susan, you hinted this in an earlier question, but if you look at your Performance Services segment, it feels like you’ve started to move away from the value-based solutions and a little bit more into kind of utilization and supply and workflow management tools. With that in mind, have you guys given any thought to potential divestitures of some of the assets from your prior PS strategy, just given some of the valuations we’re seeing for the small health tech assets?

Susan D. DeVore - Premier, Inc. - CEO & Director

Thanks, Stephanie. So I didn’t mean to imply that we were moving away from that. I just was basically articulating that the growth curve in the quarter was more technology, SaaS and license, as Mike and Craig just talked about. And then we’ve described moving towards adjacent markets through Contigo, the direct-to-employer and through applied sciences, life sciences, had nice growth there. We continue to believe that the market will move to value-based payment models. We wanted to have diversified revenue streams and growth drivers across multiple areas. We think it’s entirely possible with either a Republican or Democratic administration that the movement to alternative payment models will accelerate. And so there’s no stepping back from that. It’s really the combination of data technology services to help providers move in that direction as well. So I didn’t mean to imply that if I did because we think that’s very much a part of the future as well.

Stephanie July Davis - SVB Leerink LLC, Research Division - MD & Senior Research Analyst

Okay. Understood. And then I guess on the flip side of that question then, are there any tech assets that you are looking to add as your strategy does evolve a bit?

Susan D. DeVore - Premier, Inc. - CEO & Director

Well, I do think that our capital deployment in the Performance Services area will continue to be around analytics capabilities, claims analytics, ambulatory analytics, analytics in the population health space as well as direct-to-employer or life sciences kinds of capabilities, prior authorization, which Mike talked about. So we have our sort of targeted areas for both organic and inorganic investment in Performance Services. And Stephanie, we continue to have this view that if you link quality and operational, financial, supply chain, cost data elements, you can really help providers improve, you can help them assume risk in these new models, and you also can take those insights to sweet spots with employers and/or payers and/or life sciences companies to work on some common problems. So that’s basically strategy. How do we take this infrastructure we’ve built and all the data and insights we have and use them for a couple of different purposes.

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Fiscal 2021 First Quarter Conference Call Transcript

Operator

The next question is from Richard Close from Canaccord Genuity.

Richard Collamer Close - Canaccord Genuity Corp., Research Division - MD & Senior Analyst

Congratulations on a good start to the year. I’ll keep it quick here. You talked about the advisory services revenue, I mean, growing throughout the year. Is there any specific area on advisory services that you see increased demand coming in the future quarters of this fiscal year?

Michael J. Alkire - Premier, Inc. - President

It’s primarily – it all centers around performance improvement, and that really relates to helping our healthcare systems get back to normalcy as they’re dealing with COVID. So it’s, for the most part, all performance improvement.

Susan D. DeVore - Premier, Inc. - CEO & Director

Well, and it’s very much in the cost management space and the clinical variation space, they all have big cost imperatives because of many of the challenges of COVID. So cost management space and kind of large-scale performance improvement to Mike’s point.

Operator

Your last question is from Michael Cherny from Bank of America.

Allen Charles Lutz - BofA Merrill Lynch, Research Division - Associate

This is Allen in for Mike. I guess for Craig or Mike, with the potential stockpiling of PP&E, can you dig a little deeper on the pricing trends? And then is there any scenario where pricing could materially move the needle one way or the other?

Michael J. Alkire - Premier, Inc. - President

Yes. Craig, I’ll just take a macro – have a couple of macro comments, then you can get into some detail if you’d like. So what we’re experiencing right now in gloves, obviously, is that China basically doubled the cost of gloves, I don’t know, now, six to eight weeks ago. So obviously – and that’s just sort of exacerbated that market and the price of gloves are continuing to go up. So I would just tell you, the reason for that, again, is that there’s a pretty significant demand/supply imbalance. And there are countries and organizations taking advantage of that. Is there – are there other categories that we have a sense? It’s – to Susan’s point, it’s too early to tell because we don’t know enough, obviously, about the virus, but we’re keeping an eye on things that are going to be supporting vaccine distribution. So think of cold storage and those kinds of things. We’re keeping an eye on hypodermic needles and alcohol swabs and those kinds of things. But for the most part, I would say those are the areas that we – there might be a potential increase in prices. Susan, Craig, I’m not sure if you have anything else to add.

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Fiscal 2021 First Quarter Conference Call Transcript

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

This is Craig. I think the only color I would add, and Susan really touched on this earlier, is our perspective is as opposed to just going out and trying to procure product from any source and not really having kind of a perspective on cost and therefore, the price to the healthcare systems. The key for us is really working with our members to aggregate commitment and demand so that we can actually manage the amount of product that we need to procure on their behalf, and that helps us in terms of keeping costs down. And then as I mentioned earlier, our intent is in no way to ever try and pass excess margin at the expense of our healthcare providers and folks that are trying to deliver care across this country. So we’ll make margin on our business, but not at the extent of raising pricing. So I think what you’ll see from us is if there’s elevated product costs, we’ll have higher prices for a period of time. I think as Mike talked about, we’ll see how that plays out. But over time, we think that will come back down to normalized levels. It’s just going to take some time given the outsized demand that’s happened over the past few quarters.

Operator

Ladies and gentlemen, that will conclude our conference call for today. Thank you for your participation, and have a wonderful day. You may all disconnect.